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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007

CORPORATE REALTY INCOME FUND I, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of Incorporation)

	475 Fifth Avenue, New York, New York	10017
	(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

     Item 2.01. Completion of Acquisition or Disposition of Assets.

     On March 15, 2007, Registrant sold the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Kotura Building situated in Monterey Park, California to 2630 Corporate Place, LLC, as assignee of Great American Capital (“Purchaser”).

     Registrant owned fee title to the Kotura Building and its 90,000 square feet of underlying land, free and clear of any liens and encumbrances. The property was built in 1985 and contains 22,250 net rentable square feet. The property was reconfigured in 2001 for use as office, design and development space for use pursuant to a net lease for the entire premises.

     The building is 100% leased to Kotura, Inc. (“Kotura”), a successor by merger to the tenant, LightCross, Inc., pursuant to a lease dated as of November 17, 2000. The initial term of the lease is ten (10) years from September 1, 2001, subject to two five-year renewal options. The amended lease requires approximate annual net rent of $458,970 until August 31, 2007 ($20.63 per square foot) and increases to $472,254 in the two-year period ending August 31, 2009 ($21.22 per square foot) and $486,070 in the two-year period ending August 31, 2011 ($21.85 per square foot). The lease requires payment of a fair market rental during any renewal periods. This lease is a net lease and, except for certain structural and mechanical conditions, the tenant is responsible for all costs, expenses, and obligations relating to the premises and the use, operation, occupancy, management, maintenance, and repair of the building, including insurance and real estate taxes.

     The sale price paid by Purchaser for the Kotura Building was $5,200,000 (the “Purchase Price”). The Purchase Price was paid in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”).

     At the Closing, Purchaser released Registrant from and waived all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Kotura Building including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Kotura Building.

     Registrant paid sales commissions to third parties (including Purchaser’s agent) aggregating $416,000 in connection with the sale of the Kotura Building to Purchaser. Registrant also paid operating adjustments, escrow fees, transfer taxes, title insurance premium, and other customary closing costs aggregating approximately $37,600 in connection with the sale of the Kotura Building. After all costs, expenses, and payments associated with the sale of the Kotura Building, Registrant received net proceeds aggregating approximately $4,746,400 from the sale of that building.

     Registrant acquired the Kotura Building in July 1986 for a purchase price of approximately $4,182,000, inclusive of acquisition fees. At December 31, 2005, the Kotura Building had a book value estimated at approximately $3,967,000, net of accumulated depreciation.

     Registrant is using the net proceeds from the sale of the Kotura Building to augment working capital. To the extent Registrant is able to sell its property in New York, New York as part of a plan of dissolution and liquidation, any remaining proceeds from a sale of the Kotura Building would be available for distribution to Registrant’s partners and unitholders.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10. Purchase and Sale Agreement dated as of December 5, 2006 between Registrant and Great American Capital incorporated by reference to Exhibit 10 to Registrant’s Current Report on Form 8-K dated December 8, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By:/s/ Robert F. Gossett, Jr.
Name: Robert F. Gossett, Jr.
Title: President

Dated: March 20, 2007